ALLETE AND AFFILIATED COMPANIES
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN II

Amended and Restated Effective January 1, 2015

Exhibit 10(f)3

ALLETE AND AFFILIATED COMPANIES

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN II

Effective January 1, 2015
ARTICLE 1
Establishment, Purpose and Intent

1.1
Establishment. This document includes the terms of the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II. The purpose of SERP II is to provide eligible Employees (i) an opportunity to elect to defer compensation and (ii) a supplemental Retirement Benefit, the primary purpose of which is to compensate for annual compensation limits and maximum benefit limitations imposed by the Code on Retirement Plans maintained by the Company.

SERP II is a successor to the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan (“SERP I”). On December 31, 2004, the Company froze SERP I with respect to all deferrals and vested accrued Retirement Benefits (if any). On January 1, 2005, the Company established SERP II to govern (a) amounts initially deferred after December 31, 2004 and investment earnings thereon; (b) Retirement Benefit accruals after December 31, 2004; and (c) accrued but unvested SERP I Retirement Benefits as of December 31, 2004. From January 1, 2005 to the effective date hereof, the Company operated and administered the Plan in all material respects in good faith compliance with the applicable requirements of Section 409A, the final and proposed Treasury Regulations, IRS Notice 2005-1, and all other IRS guidance. The Company amended and restated SERP II in its entirety, effective January 1, 2009, to comply with Section 409A. The Company intends that SERP II constitute an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meaning of ERISA sections 201(2), 301(a)(3) and 401(a)(1). All provisions of SERP II shall be interpreted and administered to the extent possible in a manner consistent with the stated intentions.
Effective January 20, 2009, the Company amended SERP II to narrow the salary-grade eligibility requirements to receive an Annual Make-Up Award for employees who first became eligible to participate in SERP II after September 30, 2006.

Effective January 1, 2011, the Company amended SERP II to incorporate any compensation recovery policy adopted by the Company and to provide that certain benefits may be subject to forfeiture for Misconduct.

Effective January 1, 2015, the Company hereby amends SERP II to reflect the reduction to the Flexible Dollar Makeup in connection with amendments to the ALLETE and Affiliated Companies Flexible Compensation Plan that eliminate the life insurance percentage (age-rated) flexible dollars benefit commencing with the Plan Year that begins on January 1, 2015.

Capitalized terms, unless otherwise defined herein, shall have the meaning provided in Appendix A.

Exhibit 10(f)3

1.2
Compensation Recovery Policy. All amounts payable to Participants in accordance with this Plan are subject to, and the Company hereby incorporates into this SERP II, the terms of any compensation recovery policy or policies established and amended by the Company from time to time (“Compensation Recovery Policy”).

ARTICLE 2
Section 409A Plans and Organization

2.1	Section 409A Plans.
The provisions of SERP II include terms and conditions applicable to the following 409A Plans:

2.1.1	An elective account balance plan for Employees for purposes of Elective Deferrals;

2.1.2	A non-elective account balance plan for Employees for purposes of Non-Elective Deferrals; and

2.1.3	A non-account balance plan for Employees.

2.2	Organization.
Except as otherwise provided in this section or in a specific section, all provisions of the Plan apply to all amounts deferred under any Article of the Plan.

2.2.1	The provisions of Article 5 apply only for purposes of identifying employees eligible to receive an Annual Make-Up Award and the amount of the award, if any.

2.2.2
The provisions of Articles 6 and 7 apply only to the extent that SERP II provides for Employees’ Elective Deferrals, or Non-Elective Deferrals or both, which, for purposes of Section 409A, represent the elective and non-elective account balance plans identified in subsections 2.1.1 and 2.1.2, respectively.

2.2.3	The provisions of Article 8 apply only to the extent that SERP II provides for Retirement Benefits, which represent the non-account balance plan identified in subsection 2.1.3.

2.3	Section 409A Compliance.
To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A, or would cause the administration of the Plan to fail to satisfy Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. Nothing herein shall be construed as a guarantee of any particular tax treatment to a Participant.

ARTICLE 3
Administration

3.1	Administrator.
The Administrator shall administer the Plan or may delegate any of its duties to such other person or persons from time to time as it may designate. Members of the Employee Benefit Plans Committee may participate in SERP II; however, any individual serving on the Employee Benefit Plans Committee shall not vote or act on any matter relating solely to himself or herself.

Exhibit 10(f)3

3.2	Duties.
The Administrator has the authority to construe and interpret all provisions of the Plan and, to the extent permitted by Section 409A, the Administrator is authorized to remedy any errors, inconsistencies or omissions, to resolve any ambiguities, to adopt rules and practices concerning the administration of the Plan, and to make any determinations and calculations necessary or appropriate hereunder. The Company shall pay all expenses and liabilities incurred in connection with Plan administration.

3.3	Agents.
The Administrator may engage the services of accountants, attorneys, actuaries, investment consultants, and such other professional personnel as are deemed necessary or advisable to assist in fulfilling the Administrator’s responsibilities. The Administrator, the Company and the Board may rely upon the advice, opinions or valuations of any such persons.

3.4	Binding Effect of Decisions.
The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan. Neither the Administrator, its delegates, nor the Board shall be personally liable for any good faith action, determination or interpretation with respect to the Plan, and each shall be fully protected by the Company in respect of any such action, determination or interpretation.

3.5	Employer Information.
To enable the Administrator to perform its duties, each Employer shall supply full and timely information to the Administrator on all matters relating to the compensation of its Participants, the date and circumstances of the Participant’s death, Disability or Separation from Service, and other pertinent information as the Administrator may reasonably require.

ARTICLE 4
Participation

4.1	Eligibility and Commencement of Participation.
Eligible Employees may participate in the Plan, except to the extent provided in Section 8.1 regarding eligibility for Retirement Benefits. Each Plan Year, the Administrator shall notify Eligible Employees of their eligibility to participate in the Plan during the following Plan Year.  An Eligible Employee shall become a Participant either upon the initial submission of an election form on which the Eligible Employee has elected Elective Deferrals or upon first receiving an allocation of Non-Elective Deferrals.

4.2	Special Rule for Initial Participation.
Within 30 days after the date an individual first becomes an Eligible Employee, the individual may elect to commence participating with respect to compensation to be paid for services performed after the election is filed. This election relating to initial participation in the Plan is available only to Participants who do not participate in any Aggregated Plans. If an Employee whose participation in the Plan is terminated again becomes an Eligible Employee, he or she may elect to defer pursuant to this Section only if the Employee was ineligible to defer compensation in this Plan and all other Related Company elective account balance plans, within the meaning of Section 409A, for the 24 months preceding the date on which the Participant again became eligible to participate in this Plan.

Exhibit 10(f)3

4.3	Termination of Participation.
If the Administrator determines in good faith that a Participant is no longer an Eligible Employee, the Participant shall cease active participation in the Plan on the last day of the Plan Year during which the Participant ceased to be an Eligible Employee, and the terms of this Plan shall continue to govern Participant’s Account until the Participant’s Account is paid in full.

ARTICLE 5
Annual Make-Up Award

5.1	Eligibility.
An Employee who: (i) was a Participant as of September 30, 2006, (ii) has continuously remained an Employee in ALLETE management salary grade SA-SM, and (iii) has continuously participated in the ALLETE Executive Annual Incentive Plan or been eligible to receive a Bonus shall be eligible to receive an Annual Make-up Award. Any other Employee shall be eligible to receive an Annual Make-up Award if the Employee: (i) initially becomes, or again becomes, a Participant after September 30, 2006, (ii) is in ALLETE management salary grade SG-SM, and (iii) participates in the ALLETE Executive Annual Incentive Plan or is eligible to receive a Bonus.

5.2	Amount of Annual Make-Up Award.
The Annual Make-Up Award shall be the sum of the Flexible Dollar Makeup, the RSOP Allocation Makeup and the RSOP Match Allocation Makeup, each calculated as described in this section.

5.2.1
Flexible Dollar Makeup. The Flexible Dollar Makeup for a Plan Year commencing with the Plan Year that begins on January 1, 2015, shall equal the product of 2% and an amount equal to the sum of: (a) the total of the Participant’s Annual Incentive Award and other awards (to the extent included in calculations for the Retirement Plans) for such year, and (b) the Participant’s Salary (determined as of October 1 of the prior Plan Year) in excess of the Code section 401(a)(17) limitation in effect for that Plan Year. The Flexible Dollar Makeup for the Plan Year that commenced on January 1, 2014 shall also include the Participant’s life insurance percentage under the ALLETE and Affiliated Companies Flexible Compensation Plan for nonunion employees.

5.2.2
RSOP Allocation Makeup. For a Participant who was a Participant as of September 30, 2006, for so long as he remains continuously eligible as a Participant, the RSOP Allocation Makeup for a Plan Year shall equal the product of C and D, with C equal to the sum of (i) 1.5% and (ii) the percentage (if any) being allocated for that year as an excess amount pursuant to the RSOP, and D equal to the sum of (a) the total of the Participant’s Annual Incentive Award and other award (to the extent included in calculations for the Retirement Plans) for such year, and (b) the amount of the Participant’s Salary in excess of the Code section 401(a)(17) limitation in effect for that Plan Year.

For a Participant who becomes a Participant on or after October 1, 2006, the RSOP Allocation Makeup for a Plan Year shall equal the product of E and F, with E equal to the sum of: (i) 6% and (ii) the percentage, if any, being allocated as an excess amount pursuant to the RSOP; and F equal to the sum of (a) the total of the Participant’s Annual Incentive Award and other award (to the extent included in calculations for the Retirement Plans) for the year, and (b) the amount of the Participant’s Salary in excess of the Code section 401(a)(17) limitation in effect for that Plan Year.

Exhibit 10(f)3

If a Participant ceases to be an Eligible Employee during a Plan Year the RSOP Allocation Makeup for that Plan Year will be calculated by: (i) taking into account the full Annual Incentive Award and other award (to the extent included in calculations for the Retirement Plans) and, (ii) with respect to any Participant whose base salary exceeds the Code section 401(a)(17) limitation in effect for that Plan Year, prorating the Participant’s Salary to reflect the period during the Plan Year for which the Participant was an Eligible Employee.

5.2.3
RSOP Match Allocation Makeup. The RSOP Match Allocation Makeup for a Plan Year shall equal the excess of G over H, with G equal to the lesser of: (i) the sum of the Participant’s Elective Deferrals out of Salary and RSOP deferrals (including both pre-tax and Roth after-tax deferrals), and (ii) with respect to any Eligible Employee who was a Participant as of September 30, 2006, for so long as he remains continuously eligible as a Participant, 4% of the Participant’s Salary plus Bonus; or with respect to any Eligible Employee who becomes a Participant on or after October 1, 2006, 5% of the Participant’s Salary plus Bonus; and H equal to RSOP matching contributions for the Plan Year on behalf of the Participant.

5.3	Payment.
Except to the extent deferred in accordance with this Plan, the Annual Make-Up Award for any year shall be paid between January 1 and March 15 of the year following the year to which the award relates.

5.4
Forfeiture of Annual Make-Up Award. Notwithstanding any other term or provision of this Article 5, if a Participant engages in Misconduct, the Participant shall forfeit or repay, as necessary, any Annual Make-Up Award payable on account of the period during which the Misconduct occurred and any subsequent period.

ARTICLE 6
SERP II Account Balance Plan for Employees

6.1	Elective Deferrals.

6.1.1
Deferral Elections. For each Plan Year, a Participant may elect to defer some or all of Salary, Bonus, and, if eligible, an Annual Make-up Award, Severance Pay and Other Awards. Elections are effective on a calendar year basis and become irrevocable no later than the date specified by the Administrator, but in any event before the beginning of the Plan Year to which the elections relate. A Participant’s elections will become effective only if the forms required by the Administrator have been properly completed and signed by the Participant, timely delivered to the Administrator, and accepted by the Administrator. A Participant who fails to file elections before the required date will be treated as having elected not to defer any amounts for the following Plan Year. For any Plan Year the Administrator may, in its sole discretion, decide not to allow one or more Participants to defer certain types of compensation.

6.1.2
Special Rule for Performance-Based Compensation. The Administrator, in its complete and sole discretion, may allow a Participant to revise a deferral election with respect to a Bonus if the Administrator determines that the Bonus is performance-based compensation within the meaning of Section 409A and the election becomes irrevocable no later than the earlier of: (a) six months preceding the end of the performance period to which the Bonus relates; or (b) the date as of which the Bonus has become readily ascertainable, within the meaning of Section 409A.

Exhibit 10(f)3

6.1.3
Special Rule for Severance Pay. A Participant may elect to defer all or a portion of Severance Pay by filing with the Administrator an irrevocable deferral election no later than the date the Participant obtains a legally binding right to the Severance Pay.

6.1.4
Cancellation of Deferral Election due to Disability. If a Participant becomes disabled, the Administrator may, in its sole discretion, cancel the Participant’s deferral election, with respect to amounts to be deferred on or after the cancellation, by the end of the year during which the Participant becomes disabled, or, if later, the 15th day of the third month following the date on which the Participant becomes disabled. For purposes of this Section, a Participant shall be disabled if the Participant is suffering from any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his position or any substantially similar position, if such impairment can be expected to result in death or can be expected to last for a continuous period of six months.

The Participant may elect to defer amounts for the Plan Year following his return to employment and for every Plan Year thereafter while an Eligible Employee, provided the Participant’s deferral election otherwise complies with all of the requirements of this Section.

6.1.5
Cancellation of Deferral Election due to Unforeseeable Emergency. If a Participant experiences an Unforeseeable Emergency during a Plan Year, the Participant may submit to the Administrator a written request to cancel Elective Deferrals for the Plan Year to satisfy the Unforeseeable Emergency. If the Administrator either approves the Participant’s request to cancel Elective Deferrals for the Plan Year, or approves a request for a distribution of in accordance with Section 6.4.6, then effective as of the date the request is approved the Administrator shall cancel the Participant’s deferral elections for the remainder of the Plan Year. A Participant whose Elective Deferrals are canceled during a Plan Year in accordance with this section may elect Elective Deferrals for the following Plan Year; provided, however, if required to comply with Treasury Regulations section 1.401(k)-1(d)(3), the Participant may not elect to defer any amounts attributable to periods less than six months from the date on which the Participant receives a distribution on account of an Unforeseeable Emergency.

6.1.6
Withholding of Deferrals. The Administrator will withhold Elective Deferrals not later than the end of the calendar year during which the Company would otherwise have paid the amounts to the Participant but for the Participant’s deferral election. The Administrator will not withhold Elective Deferrals from a Participant’s Salary during any period in which the Participant is on an unpaid leave of absence.

6.2	Non-Elective Deferrals.

6.2.1
Annual Make-Up Award. If the Administrator determines that a Participant’s Salary exceeds the Code section 401(a)(17) limit, the Administrator shall automatically credit the Participant’s Annual Make-up Award to the Participant’s Account.

6.2.2	162(m) Deferrals. The Administrator shall automatically credit a Participant’s 162(m) Deferrals to the Participant’s Account.

Exhibit 10(f)3

6.3	FICA and Other Taxes.
For each Plan Year during which a Participant has Deferrals, the Participant’s Employer(s) shall, in a manner determined by the Employer(s), withhold the Participant’s share of FICA and other required employment or state, local, and foreign taxes on Deferrals from that portion of the Participant’s Salary, Bonus, Annual Make-up Award, Severance Pay, Other Award and in the event of a 162(m) Deferral, the Participant’s compensation generally, that is not deferred. To the extent permitted by Section 409A, the Administrator may reduce a Participant’s Deferrals to the extent necessary to pay FICA and other employment, state, local and foreign taxes.

6.4	Distributions.
The Plan provides for distributions in a Specified Year, or upon a Separation from Service, death, Disability, or Unforeseeable Emergency. At the time of a Participant’s initial deferral election, a Participant may elect to receive a distribution: (i) with respect to Elective Deferrals, in a Specified Year; and (ii) with respect to all Deferrals, upon the earlier of Separation from Service, death or Disability. In each subsequent Plan year, a Participant may elect to have all or any portion of that year’s Elective Deferrals distributed either in a Specified Year, subject to the restrictions in Section 6.4.1, or in accordance with the Participant’s prior elections for distributions other than in a Specified Year. Except as otherwise provided in the Plan, a Participant’s distribution elections are irrevocable and will govern the Deferrals to which the election relates until the amounts covered by the election are paid in full or until subsequently changed in accordance with Section 6.6. Notwithstanding any elections by a Participant, all distributions are subject to the provisions of Sections 1.2 and 6.5.

6.4.1
Specified Year. A Participant may elect to receive a distribution of Elective Deferrals in a Specified Year, which may be no earlier than the third Plan Year beginning after the date on which the Participant initially elects to receive a distribution in a Specified Year. Except as otherwise provided in this subsection or in Section 6.6, once a Participant has elected to receive a distribution in a Specified Year, the Participant may not elect to receive a distribution in a different Specified Year. Beginning during the year preceding any Specified Year previously elected by the Participant, the Participant may elect to receive a distribution of Elective Deferrals in a later Specified Year, subject, however, to the restrictions of this subsection. All amounts distributed in a Specified Year will be paid in a single lump sum.

6.4.2
Separation from Service. A Participant may elect to receive a distribution commencing either upon a Separation from Service, or during any of the first five years following the year of the Separation from Service. A Participant may elect to receive a distribution in the form of a lump sum, monthly installments over a period of five (5), ten (10), or fifteen (15) years, or a combination of both a lump sum and installments.

6.4.3
Disability. A Participant may elect to receive a distribution on account of Disability. Distributions upon Disability will commence on the earlier of the Participant’s 65th birthday or the second anniversary of the Disability, unless changed in accordance with Section 6.6. A Participant may elect to receive the distribution in the form of a lump sum, monthly installments over a period of five (5), ten (10), or fifteen (15) years, or a combination of both a lump sum and installments. Notwithstanding any other election by a Participant relating to a distribution upon Disability, if a Participant dies after commencement of a Disability but before the year during which distributions would commence, the Participant’s Account shall be distributed in accordance with the Participant’s election regarding distributions upon death.

Exhibit 10(f)3

6.4.4
Death. A Participant may elect to receive a distribution commencing upon death or during any of the first five years following the year of death. A Participant may elect to receive a distribution in the form of a lump sum, monthly installments over a period of five (5), ten (10), or fifteen (15) years, or a combination of both a lump sum and installments.

6.4.5
Unforeseeable Emergency. A Participant may submit a written request for a distribution on account of an Unforeseeable Emergency. Upon approval by the Administrator of a Participant’s request, the Participant’s Account, or that portion of a Participant’s Account deemed necessary by the Administrator to satisfy the Unforeseeable Emergency (determined in a manner consistent with Section 409A) plus amounts necessary to pay taxes reasonably anticipated because of the distribution, will be distributed in a single lump sum.

6.5	Additional Distribution Rules.

6.5.1
Default Time and Form of Distribution. If a Participant fails timely to elect a time and form of distribution, the Participant’s Account will be distributed upon any Separation from Service, including death, in the form of a single lump sum payment.

6.5.2
Commencement of Distributions. Except as otherwise provided in this section, if a Participant has elected to receive a distribution commencing upon a Distribution Event, or if a distribution is required upon a Distribution Event, distribution will commence between the date of the Distribution Event and the end of the year in which the Distribution Event occurs. If a Participant has elected, or is required, to receive a distribution commencing upon a Distribution Event, and the Distribution Event occurs on or after October 1 of a Plan Year, the distribution may, to the extent permitted by Section 409A, commence after the Distribution Event and on or before the 15th day of the third calendar month following the Distribution Event, even if after the end of the year during which the Distribution Event occurs; provided, however, the Participant will not be permitted, directly or indirectly, to designate the taxable year of the distribution. If a Participant has elected to receive a distribution commencing during any of the first five years following the year of a Distribution Event, the distribution will commence during the year elected by the Participant. If a Participant has elected to receive a distribution in a Specified Year, the distribution will occur during the Specified Year. Any distribution that complies with this section shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of distributions.

6.5.3
Installments. If a Participant elects to receive distributions in monthly installments, the Participant’s Account will be paid in substantially equal monthly installments in consecutive years over the period elected by the Participant. Each monthly installment will be paid during the Plan Year in which it is due, commencing as described in Section 6.5.2. During the Plan Year in which distributions commence, the Participant will receive one installment for each calendar month beginning after the date of the Distribution Event, or, if the Participant has elected to receive a distribution commencing during any of the first five years following the year of a Distribution Event, one monthly installment for each calendar month beginning after the anniversary date of the Distribution Event. During the distribution period, the Participant’s Account will be credited with interest compounded monthly at a rate of 7.5% per year. Any installment distribution that complies with this section shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of distributions.

Exhibit 10(f)3

6.5.4
Death After Commencement of Distributions. Upon the death of a Participant after distributions of the Participant’s Account have commenced, the balance of the Participant’s Account will be distributed to the Participant’s Beneficiary at the same times and in the same forms that the Account would have been distributed to the Participant if the Participant had survived.

6.5.5
Distributions to Specified Employees. Notwithstanding anything to the contrary in this Plan, if a Participant becomes entitled to a distribution on account of a Separation from Service and is a Specified Employee on the date of the Separation from Service, distributions shall not commence until the earlier of: (i) the expiration of the six-month period beginning on the date of Participant’s Separation from Service, or (ii) the date of Participant’s death. Payments to which a Specified Employee would otherwise be entitled during this six-month period shall be accumulated and paid, together with earnings that have accrued during this six-month delay, during the seventh month following the date of the Participant’s Separation from Service, or, if earlier, the date of the Participant’s death.

6.5.6
Effect of Change in Control. Notwithstanding a Participant’s elections regarding distributions upon a Separation from Service and a distribution in a Specified Year, if (a) the Participant has a Separation from Service within two years following a Change in Control or (b) a Change in Control occurs within six months after the Participant has a Separation from Service, the Participant shall receive a distribution of the Participant’s entire Account in a single lump sum upon the later of the Separation from Service or the Change in Control, whether or not distributions have already commenced.

6.6	Subsequent Changes in Time and Form of Distributions.
A Participant may, in accordance with rules, procedures and forms specified from time to time by the Administrator, elect to change the time of commencement or change the form in which the Participant’s Account is distributed or both, provided that: (i) the Participant elects at least twelve (12) months prior to the date on which payments are otherwise scheduled to commence; (ii) the new election does not take effect for at least twelve (12) months; and (iii) with respect to changes applicable to distributions in a Specified Year or upon Separation from Service, the distributions must be deferred for at least five (5) years from the date the distributions would otherwise have been paid, or in the case of installment payments, five (5) years from the date the installments were scheduled to commence. For purposes of this section, distributions on account of a Specified Year are considered scheduled to commence on January 1 of the Specified Year and all other distributions are considered to commence on the date of the Distribution Event, or if the Participant has elected a later year for commencement, January 1 of the year elected by the Participant. Any election in accordance with this section to change the time or form or both shall be irrevocable on the date it is filed with the Administrator unless subsequently changed pursuant to this Section.

Exhibit 10(f)3

ARTICLE 7
Accounts and Investments

7.1	Establishment of Accounts.
The Company will establish notional accounts for each Participant as the Administrator deems necessary or advisable from time to time. The Company will establish a Participant’s Account at the earlier of the time a Participant first elects to defer any amounts into the Account or the time the Company first credits non-elective amounts to the Account. Each Account shall be credited as appropriate with deferrals and earnings with respect to deferrals and debited for distributions from the Account.

7.2	Timing of Credits to Accounts.
The Administrator shall credit a Participant’s Elective Deferrals to the Participant’s Account(s) not later than the end of the calendar year during which the Company would otherwise have paid the amounts to the Participant but for the Participant’s deferral election. The Administrator shall credit Non-Elective Deferrals at such times and in such amounts as the Administrator determines.

7.3	Vesting.
All Participant Accounts are fully vested at all times.

7.4	Investments.
The Administrator may select investment funds to use for measuring notional gains and losses credited or debited to Participant’s Accounts. The Administrator will establish, from time to time, rules and procedures for allowing each Participant who has not had a Distribution Event to designate which one or more of the selected investment funds will be used to determine the notional gains and losses credited or debited to the Participant’s Accounts prior to commencement of distributions.

7.5	Valuation Date.
As of each Valuation Date, each Account will be adjusted to reflect the effect of notional investment gains or losses, additions, distributions, transfers and all other transactions with respect to that Account since the previous Valuation Date.

ARTICLE 8
SERP II Retirement Benefit

8.1	Eligibility.
The provisions of Article 8 apply only to Eligible Employees who were eligible for Retirement Benefits on September 30, 2006. Effective October 1, 2006, the Company froze eligibility for Retirement Benefits and individuals who were not Participants on that date are not eligible for Retirement Benefits. Any Participant who was accruing Retirement Benefits on September 30, 2006 or who was eligible to accrue Retirement Benefits on that date because the Participant received an Annual Incentive Award or Other Award and was serving in management salary grades SA - SM, will remain eligible for Retirement Benefits in accordance with this section; provided the Participant remains an Employee of a Related Company.

Exhibit 10(f)3

8.2	Vesting; Forfeiture of Unvested Retirement Benefit.
Participants will fully vest in the Retirement Benefit upon: (i) Retirement; (ii) becoming Disabled after attaining both age 50 and 10 years of Vesting Service; or (iii) upon attaining age 50 and 10 years of Vesting Service after becoming Disabled. Participants will forfeit unvested Retirement Benefits and prior years of Vesting Service upon Separation from Service or death prior to full vesting.

8.3	Retirement Benefit.
The amount of the Retirement Benefit shall equal a single life annuity determined in the manner provided in the Retirement Plans, including any applicable early retirement factors and cost of living adjustments, but using a Participant’s Final Average Earnings and years of Credited Service as described in this section.

8.3.1
Final Average Earnings. Final Average Earnings include the sum of: (i) the Participant’s four highest consecutive Annual Incentive Awards and Other Awards within the “applicable 15-year period,” and (ii) the Participant’s highest Basic Compensation during any consecutive 48-month period within the “applicable 15-year period” to the extent that Basic Compensation exceeds the limitation on compensation imposed by Code section 401(a)(17). Compensation in excess of the limitation on compensation imposed by Code section 401(a)(17) shall be determined by using the limit in effect on the first day of the 48-month period described in (i) and the next three anniversaries of that date. With respect to a Participant who becomes entitled to a distribution upon Retirement, the “applicable 15-year period” shall be the fifteen (15) years preceding the date of Retirement. With respect to a Participant who becomes entitled to a distribution because of Disability, the “applicable 15-year period” shall be the 15-year period that: (i) ends no earlier than the Participant’s Disability and no later than the Participant’s sixty-fifth (65th) birthday; and (ii) would result in the greatest Retirement Benefit.

8.3.2
Years of Credited Service. A Participant will receive credit for years of Credited Service after September 30, 2006, only to the extent that: (i) the Participant has been continuously employed since that date by a Related Company in management salary grades SA - SM; and (ii) distributions of Retirement Benefits have not commenced.

8.4
Forfeiture of Vested Retirement Benefit for Misconduct. Notwithstanding any other term or condition in this Article 8, a Participant will forfeit any vested Retirement Benefit attributable to any year during which the Participant engaged in Misconduct and any subsequent period. For purposes of calculating the Retirement Benefit of any Participant who engaged in Misconduct, the Participant’s Final Average Earnings and Years of Credited Service will exclude the period during which the Participant engaged in Misconduct and any subsequent period.

8.5
Time and Form of Distributions. Subject to the provisions of Section 8.6, a Participant will become entitled to a distribution of vested Retirement Benefits, in the form determined by this section, upon the earlier of: (i) Retirement; (ii) Disability; or (iii) solely with respect to a Participant who vests after becoming Disabled, the earlier of death or attainment of age 65.

Exhibit 10(f)3

8.5.1
Election of Alternative Forms of Distribution. A Participant may elect to receive the Retirement Benefit in one of the following forms, each of which shall be actuarially equivalent: (i) monthly installments over a 15-year period, (ii) a monthly life annuity, (iii) a lump sum payment; or (iv) a combination of a lump sum and either (i) or (ii). Actuarially equivalence will be calculated using actuarial factors adopted by the Administrator from time to time. Effective as of December 31, 2008, Participant elections regarding the form of distribution are irrevocable and will remain in effect until the Retirement Benefits are paid in full unless a Participant elects to change the time and form of payment in accordance with Section 8.7.

8.5.2
Default Form of Payment. If a Participant fails to elect a form of payment with respect to the Participant’s Retirement Benefit before December 31, 2008, the Retirement Benefit will be paid in the form of monthly installments over a 15-year period unless the Participant elects to change the time and form of payment in accordance with Section 8.7.

8.6    Additional Distribution Rules.

8.6.1
Commencement of Distributions. Distributions on account of a Distribution Event other than Disability will commence between the date of the Distribution Event and the end of the year in which the Distribution Event occurs. If a Distribution Event other than Disability occurs on or after October 1 of a Plan Year, the distribution may, to the extent permitted by Section 409A, commence after the Distribution Event and on or before the 15th day of the third calendar month following the Distribution Event, even if after the end of the year during which the Distribution Event occurs; provided, however, the Participant will not be permitted, directly or indirectly, to designate the taxable year of the distribution. Any distribution that complies with this section shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of distributions.

8.6.2
Distributions to Specified Employees. Notwithstanding anything to the contrary in this Plan, if a Participant becomes entitled to a distribution on account of a Retirement and is a Specified Employee on the date of the Retirement, distributions shall not commence until the earlier of: (i) the expiration of the six-month period beginning on the date of Participant’s Retirement, or (ii) the date of the Participant’s death. Payments to which a Specified Employee would otherwise be entitled during this six-month period shall be accumulated and paid, together with earnings (calculated using the interest rate adopted by the Administrator for determining actuarial equivalence) that have accrued during this six-month delay, during the seventh month following the date of the Participant’s Retirement, or, if earlier, the date of the Participant’s death.

8.6.3
Disability. Unless subsequently changed in accordance with the Plan, distributions on account of Disability will commence on the earlier of the Participant’s 65th birthday or the second anniversary of the Disability.

Exhibit 10(f)3

8.6.4
Annuity Payments and Installments. If a Participant elects to receive all or a portion of the distributions in monthly installments, that portion to be paid in installments will be paid in substantially equal monthly installments in consecutive months over a 15-year period. If a Participant elects to receive all or a portion of the distributions in the form of a life annuity, that portion to be paid as a life annuity will be paid in monthly installments in consecutive months for the remainder of the Participant’s life, in the case of a unmarried Participant, and in the case of a married Participant over the lives of the Participant and the Participant’s Eligible Surviving Spouse. Each monthly installment or life annuity payment will be paid during the Plan Year in which it is due, commencing as described in Section 8.6.1. During the Plan Year in which distributions commence, the Participant will receive one installment or life annuity payment for each calendar month beginning after the date of the Distribution Event. If the Participant has elected to be paid in installments, during the distribution period the portion of the Participant’s Account to be paid in installments will be credited with interest compounded monthly at the interest rate used by the Administrator to determine actuarial equivalence. Any distribution that complies with this section shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of distributions.

8.6.5
Death After Commencement of Benefits. Upon the death of a Participant after distributions of the Participant’s Retirement Benefit have commenced, the remainder of the Participant’s Retirement Benefit will continue to be distributed to the Participant’s Beneficiary at the same time and in the same form as the benefit would have been distributed to the Participant had the Participant survived, except to the extent that the Participant had elected a life annuity: (i) if the Participant has an Eligible Surviving Spouse on the date of death, the surviving spouse will receive 60% of the Participant’s life annuity benefit for the remainder of the spouse’s life and (ii) if the Participant does not have an Eligible Surviving Spouse, the annuity will cease as of the first day of the month following the month during which the Participant died.

8.6.6
Effect of Change of Control. With respect to any Participant whose Retirement Benefit distributions have commenced, or would commence, upon a Separation from Service, if (a) the Participant’s Separation from Service occurs within two years following a Change in Control or (b) a Change in Control occurs within six months after the Participant’s Separation from Service, then notwithstanding the Participant’s elections regarding distributions upon a Separation from Service, the Participant shall receive a distribution of the Participant’s entire remaining vested Retirement Benefit in a single lump sum upon the later of the Separation from Service or the Change in Control, whether or not distributions have already commenced. Any Retirement Benefit that does not become payable in a lump sum in accordance with this section will vest, if at all, in accordance with Section 8.2, will become payable in accordance with Section 8.5, and will otherwise remain subject to the provisions of Article 8.

Exhibit 10(f)3

8.7    Subsequent Changes in Time and Form of Payment.
A Participant may, in accordance with rules, procedures and forms specified from time to time by the Administrator, elect to change the form in which the Participant’s Retirement Benefit is distributed, provided that: (i) the Participant elects at least twelve (12) months prior to the date on which payments are otherwise scheduled to commence; (ii) the new election does not take effect for at least twelve (12) months; and (iii) with respect to changes applicable to distributions upon Retirement or, solely with respect to a Participant who vests after becoming Disabled, distributions upon attaining age 65, distributions must be deferred for at least five years from the date the distributions would otherwise have been paid, or in the case of installment payments or life annuity payments, five years from the date the installments or life annuity payments were scheduled to commence. Any such election shall be irrevocable on the date it is filed with the Administrator unless subsequently changed pursuant to this section. For purposes of this section, distributions are considered to commence on the date of the Distribution Event.
8.8    FICA and Other Taxes.
At the time of a Participant’s Distribution Event, the Participant’s Employer(s) shall, in a manner determined by the Employer(s), calculate the FICA and other required employment or state, local, and foreign taxes due on the lump sum present value, calculated using the factors adopted by the Administrator for determining actuarial equivalence, of the Participant’s Retirement Benefit and shall reduce the Participant’s Retirement Benefit by the amount of any such taxes payable by the Participant. The amount of the Participant’s Retirement Benefit remaining after reduction for any taxes shall be payable in accordance with Sections 8.6 and 8.7.

ARTICLE 9
Payment Acceleration and Delay

9.1	Permitted Accelerations of Payment.
Except as otherwise provided herein or permitted by Section 409A, the Plan prohibits the acceleration of the time or schedule of any payment due under the Plan.

9.1.1
Distribution in the Event of Taxation. If, for any reason, all or any portion of any benefit provided by the Plan becomes taxable to a Participant because of a violation of Section 409A prior to receipt, the Participant may file a written request with the Administrator for a distribution of that portion of the Plan benefit that has become taxable. Upon the grant of such a request, which grant shall not be unreasonably withheld, the Participant shall receive a distribution equal to the taxable portion of the Plan benefit. If the request is granted, the tax liability distribution shall be paid between the date on which the Participant’s request is approved and the end of the Plan Year during which the approval occurred, or if later, the 15th day of the third calendar month following the date on which the Participant’s request is approved.

9.1.2
Compliance with Ethics Laws or Conflicts of Interests Laws. The Administrator is authorized, in its sole discretion, to accelerate the time or schedule of a payment to the extent necessary to avoid the violation of any applicable federal, state, local, or foreign ethics law or conflicts of interest law as provided in Section 409A.

Exhibit 10(f)3

9.1.3
Small Accounts. The Administrator may, in its sole discretion, distribute in a single lump sum the aggregate amounts of Deferrals or Elective Deferrals or both credited to the Participant’s Account, along with any related earnings, provided: (i) the distribution results in the payment of the Participant’s entire interest in the Account and all Aggregated Plans, and (ii) the total payment does not exceed the applicable dollar limit under Code section 402(g)(1)(B). The Administrator shall notify the Participant in writing if the Administrator exercises its discretion pursuant to this Section.

9.1.4
Settlement of a Bona Fide Dispute. The Administrator may, in its sole discretion, accelerate the time or schedule of a distribution as part of a settlement of a bona fide dispute between the Participant and the Employer over the Participant’s right to a distribution provided that the distribution relates only to the deferred compensation in dispute and the Employer is not experiencing a downturn in financial health.

9.1.5
Settlement of Debt. The Administrator may, in its sole discretion, accelerate the time or schedule of a payment to satisfy an ordinary debt owed by the Participant to the Employer at the time the debt becomes due as provided in Section 409A.

9.2	Permissible Payment Delays.
Notwithstanding anything in the Plan to the contrary, to the extent permitted by Section 409A, the Administrator may, in its sole discretion, delay a distribution to a Participant:

9.2.1
If the distribution would jeopardize the Employer’s ability to continue as a going concern, provided that the delayed amount is distributed in the first calendar year in which the payment would not have such effect.

9.2.2
If the Company reasonably anticipates that its deduction with respect to a distribution, if paid as scheduled, could be limited or barred by the application of Code section 162(m), provided the delayed amount is distributed in the first calendar year in which the Company reasonably anticipates that the deduction would not be limited or barred by the application of Code section 162(m).

9.2.3
If the distribution would violate Federal securities or other applicable laws, provided that the delayed amount is distributed at the earliest date at which the Administrator reasonably anticipates that the distribution will not cause such violation.

9.2.4
If calculation of the distribution is not administratively practicable due to events beyond the control of the Participant, provided that the delayed amount is distributed in the first calendar year in which the calculation of the distribution is administratively practicable.

9.3	Suspension Not Allowed.
If a Participant whose distributions have commenced becomes eligible again to defer compensation as a Participant in any plan subject to Section 409A maintained by a Related Company, distribution of the Participant’s Retirement Benefit or Account may not be suspended.

Exhibit 10(f)3

ARTICLE 10
Beneficiary Designation

10.1	Beneficiary.
Each Participant shall have the right, in accordance with procedures established from time to time by the Administrator, to designate a Beneficiary(ies) (both primary as well as contingent) to whom Plan benefits shall, if permitted by the Plan, be paid if a Participant dies prior to complete distribution of benefits. Each Beneficiary designation shall be in a written form prescribed by the Administrator, and will be effective only when filed with the Administrator during the Participant’s lifetime. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by filing a new Beneficiary designation with the Administrator. The most recent Beneficiary designation received by the Administrator shall control the payment of all benefits under the Plan in the event of the Participant’s death.

10.2	No Beneficiary Designation.
In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant or die prior to the complete distribution of the Participant’s benefits, benefits shall be paid in the following order of precedence: (a) the Participant’s surviving spouse; (b) the Participant’s children (including adopted children), per stirpes; or (c) the Participant’s estate.

ARTICLE 11
Claims Procedures

11.1	Presentation of Claim.
Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may file with the Administrator a written claim for a determination with respect to Plan benefits. The claim must state with particularity the determination desired by the Claimant.

11.2	Notification of Decision.
The Administrator shall consider a Claimant’s claim, and, except as provided below, within 90 days after the claim is received, shall notify the Claimant in writing:

11.2.1	That the claim has been allowed in full; or

11.2.2	That the claim has been denied, in whole or in part, and such notice must set forth in a manner calculated to be understood by the Claimant:

a.	The specific reason(s) for the denial of the claim, or any part of it;

b.	Specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

c.	A description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

Exhibit 10(f)3

d.
An explanation of the claim review procedures and time limits, including a statement of the Claimant’s right to initiate a civil action pursuant to section 502(a) of ERISA following an adverse determination upon review.

11.2.3
If the Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to termination of the original 90-day period. In no event shall such extension exceed 90 days from the end of such initial period.

11.2.4
In the case of a claim for disability benefits, the Administrator shall notify the Claimant, in accordance with subsection 11.2.2 above, within 45 days after the claim is received. The notification shall advise the Claimant whether the Administrator’s denial relied upon any specific rule, guideline, protocol or scientific or clinical judgment.

11.2.5
In the case of a claim for disability benefits, if the Administrator determines that an extension of time for processing is required due to matters beyond the control of the Plan, written notice of the extension shall be furnished to the Claimant prior to termination of the original 45-day period. Such extension shall not exceed 30 days from the end of the initial period. If, prior to the end of the first 30-day extension period, the Administrator determines that, due to matters beyond the control of the Plan, an additional extension of time for processing is required, written notice of a second 30-day extension shall be furnished to the Claimant prior to termination of the first 30-day extension.

11.3	Review of a Denied Claim.
Within 90 days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file a written request for a review of the denial of the claim and of pertinent documents. The Claimant (or the Claimant’s duly authorized representative):

11.3.1	May request reasonable access to, and copies of, all documents, records, and other information relevant to the claim, which shall be provided to Claimant free of charge; and

11.3.2	May submit written comments or other documents.

11.4	Decision on Review.
The Administrator shall review all comments or other documents submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial (or, if other special circumstances require additional time and written notice of such extension and circumstances is given to the Claimant within the initial 60-day period). The Administrator shall notify the Claimant, in language calculated to be understood by the Claimant:

11.4.1	That the claim has been allowed in full; or

11.4.2	That the claim has been denied, in whole or in part, and such notice must set forth:

a.	Specific reasons for the decision;

Exhibit 10(f)3

b.	Specific reference(s) to the pertinent Plan provisions upon which the decision was based;

c.	A statement that Claimant is entitled to reasonable access to, and copies of, all documents, records or other information relevant to the claim upon request and free of charge;

d.	A statement regarding the Claimant’s right to initiate an action pursuant to section 502(a) of ERISA; and

e.	Such other matters as the Administrator deems relevant.

11.4.3	In the case of a claim for disability benefits, the notice shall set forth:

a.	Whether the Administrator’s denial relied upon any specific rule, guideline, protocol or scientific or clinical judgment; and

b.
The following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

11.5	Other Remedies.
A Claimant’s compliance with the foregoing procedures is a mandatory prerequisite to a Claimant’s right to pursue any other remedy with respect to any claim relating to this Plan.

ARTICLE 12
Amendment or Termination

The Company hereby reserves the right to amend, modify, or terminate any one or more of the 409A Plans, at any time by action of the Board, with or without prior notice. No amendment or termination shall reduce any Participant’s Account or Retirement Benefit without the written consent of the affected Participant. Notwithstanding anything herein to the contrary, to the extent consistent with Section 409A, the Board may terminate the Plan and distribute to each Participant the Participant’s Account and the Participant’s Retirement Benefit, if any, in a lump sum; provided that all distributions (i) commence no earlier than the date that is twelve (12) months following the termination date (or any earlier date that would comply with Section 409A) and (ii) are completed by the date that is twenty-four (24) months following the termination date (or any later date that would comply with Section 409A). In addition, payments may be accelerated upon termination of any 409A Plan only if, to the extent required under Section 409A, (i) the Company terminates all Aggregated Plans, and (ii) for three years following the date of termination of the 409A Plan, the Company does not adopt any new arrangement that would have been an Aggregated Plan of the terminated 409A Plan.

ARTICLE 13
Miscellaneous Provisions

13.1	Unsecured General Creditor.
Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

Exhibit 10(f)3

13.2	Employer’s Liability.
An Employer’s liability for benefits shall be defined only by the Plan. An Employer shall have no obligation to a Participant except as expressly provided in the Plan.

13.3	Nonassignability.
Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

13.4	No Right to Employment.
Nothing contained in this Plan or any documents relating to the Plan shall: (a) confer on a Participant any right to continue in the employ of a Related Company, (b) constitute any contract or agreement of employment, (c) interfere with the right of a Related Company to terminate the Participant’s employment at any time, with or without cause.

13.5	Incompetency.
If the Administrator determines that a distribution under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct such distribution to be paid to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of majority, competence, capacity, guardianship, or status as a legal representative as it may deem appropriate prior to distribution of a payment. Any distribution shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability for such payment amount.

13.6	Tax Withholding.
To the extent required by the law in effect at the time of any distribution, the Participant’s Employer shall withhold from any payments to a Participant hereunder any taxes required to be withheld by the federal or any state or local government, in amounts and in a manner to be determined in the sole discretion of the Employer(s).

13.7	Furnishing Information.
A Participant or his Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the distributions hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.

13.8	Notice.
Any notice or filing required or permitted under the Plan shall be sufficient if in writing and if (i) hand-delivered or sent by telecopy, (ii) sent by registered or certified mail, or (iii) sent by nationally-recognized overnight courier. Such notice shall be deemed given as of (i) the date of delivery if hand-delivered or sent by telecopy, (ii) as of the date shown on the postmark on the receipt for registration or certification, if delivery is by mail, or (iii) on the first business day after dispatch, if sent by nationally-recognized overnight courier.

Exhibit 10(f)3

13.9	Gender and Number.
Except when otherwise indicated by context, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

13.10	Headings.
The headings contained in this Plan are for convenience only and will not control or affect the meaning or construction of any of the terms or provisions of this Plan.

13.11	Applicable Law and Construction.
The Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, and any other applicable Federal law, including Section 409A, and to the extent not preempted by Federal law, this Plan shall be governed by, construed and administered in accordance with the laws of the State of Minnesota, other than its laws respecting choice of law.

13.12	Invalid or Unenforceable Provisions.
If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.13	Successors.
This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the obligations of the Company and each Employer under this Plan, in the same manner and to the same extent that the Company and each Employer would be required to perform if no such succession had taken place.

Exhibit 10(f)3

APPENDIX A
“162(m) Deferrals” means the portion of a Participant’s Annual Incentive Award for a Plan Year that the Company reasonably anticipates is not deductible by the application of Code section 162(m).
“409A Plan” means one of the separate non-qualified deferred compensation arrangements described in Section 2.1.
“Account” means the Company’s bookkeeping entry representing a Participant’s Deferrals, and such other accounts or sub-accounts as the Administrator deems necessary or appropriate.
“Administrator” means the Employee Benefit Plans Committee appointed by the Board or delegates of the Employee Benefit Plans Committee.
“Aggregated Plans” means, with respect to any 409A Plan, that plan and all other non-qualified deferred compensation plans which must be aggregated with that plan in accordance with the plan aggregation rules of Section 409A.
“Annual Incentive Award” means the annual award received by a Participant under the ALLETE Executive Annual Incentive Plan or any predecessor or successor plan.
“Basic Compensation” shall have the meaning prescribed in Retirement Plan A, but shall be calculated without regard to the limitation on compensation imposed by Code section 401(a)(17).
“Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance this Plan, that are entitled to receive Plan benefits upon the death of a Participant.
“Board” means the Board of Directors of the Company.
“Bonus” means any incentive compensation, including Annual Incentive Awards, that is payable to the Participant in addition to the Participant’s Salary.
“Change in Control” means the earliest of:

i.
the date any one Person, or more than one Person acting as a group (as the term “group” is used in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock previously held by the acquirer, constitutes more than fifty (50%) percent of the total fair market value or total voting power of Company stock. If any one Person, or more than one Person acting as a group, is considered to own more than fifty (50%) percent of the total fair market value or total voting power of Company stock, the acquisition of additional stock by the same Person or Persons acting as a group does not cause a Change in Control. An increase in the percentage of stock owned by any one Person, or Persons acting as a group, as a result of a transaction in which Company acquires its stock in exchange for property, is treated as an acquisition of stock;

Exhibit 10(f)3

ii.
(b) the date any one Person, or more than one Person acting as a group (as the term “group” is used in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that Person or Persons) ownership of Company stock possessing at least thirty (30%) percent of the total voting power of Company stock;

iii.
(c) the date a majority of the members of the Company’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of appointment or election; or

iv.
(d) the date any one Person, or more than one Person acting as a group (as the term “group” is used in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that Person or Persons) assets from the Company that have a total gross fair market value equal to at least forty (40%) percent of the total gross fair market value of all the Company’s assets immediately prior to the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the corporation’s assets, or the value of the assets being disposed of, without regard to any liabilities associated with these assets.

In determining whether a Change in Control occurs, the attribution rules of Code section 318 apply to determine stock ownership. The stock underlying a vested option is treated as owned by the individual who holds the vested option, and the stock underlying an unvested option is not treated as owned by the individual who holds the unvested option. The term “Person” used in this definition means any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, firm, association, organization or other entity or any governmental or quasi-governmental authority, organization, agency or body.
“Claimant” shall have the meaning set forth in Section 11.1.
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
“Company” means ALLETE, Inc., a Minnesota Corporation, and any successor to all, or substantially all, of the Company’s assets or business.
“Credited Service” shall have the meaning prescribed in the Retirement Plan A.
“Deferrals” means Elective Deferrals and Non-Elective Deferrals.
“Disability” or “Disabled” when used with an initial capital letter, means a physical or mental condition in which the Participant is:

i.
unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;

Exhibit 10(f)3

ii.
by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Employer’s accident and health plan;

iii.	determined to be totally disabled by the Social Security Administration; or

iv.
disabled pursuant to an Employer-sponsored disability insurance arrangement provided that the definition of disability applied under such disability insurance program complies with the foregoing definition of Disability.

When the term “disability” (without an initial capital letter) is used in the Plan, it shall have the meaning prescribed in the definition of “Separation from Service.”
“Distribution Event” means, with respect to Article 6, a Specified Year, a Separation from Service, death, Disability or the Administrator’s determination regarding the occurrence of an Unforeseeable Emergency and, with respect to Article 8, Retirement, Disability or solely with respect to a Participant who vests after becoming Disabled, the earlier of death or attainment of age 65.
“Elective Deferrals” means any portion of a Participant’s Salary, Bonus, Severance Pay, Annual Make-up Award or Other Award that a Participant irrevocably elects to defer.
“Eligible Employee” means an Employee in management salary grades SA-SM, who has been notified in writing by the Administrator of eligibility to participate in the Plan.
“Eligible Surviving Spouse” shall have the meaning prescribed in Retirement Plan A.
“Employee” means a person who is a common-law employee of any Related Company.
“Employer(s)” means the Company and any Related Company (now in existence or hereafter formed or acquired) that have been selected by the Administrator to participate in the Plan.
“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
“IRS” means the Internal Revenue Service.
“Misconduct” means the occurrence of either or both of the following, as determined in its sole discretion by either the Executive Compensation Committee of the Company’s Board of Directors with respect to Section 16 Officers of the Company, or the Administrator with respect to any other Participant:

(a)    an act or omission by the Participant involving dishonesty in connection with his or her responsibilities as an employee of the Company; or
(b)    the Participant’s conviction of, or entry of a plea of nolo contendere to, any felony or a misdemeanor involving moral turpitude, provided that a misdemeanor motor vehicle violation will not constitute a crime of moral turpitude unless it involves driving while impaired within the scope of employment or another serious driving offense committed within the scope of employment.

Exhibit 10(f)3

For purposes of clarifying the foregoing definition, Misconduct can occur regardless of whether the Company discovers the Misconduct before or after the Participant’s Separation from Service and regardless of whether the Participant has a Separation from Service on account of the Misconduct.
“Non-Elective Deferrals” means 162(m) Deferrals and the Annual Make-up Award credited to the Account of any Participant whose Salary exceeds the Code section 401(a)(17) limit.
“Other Award” means an award, other than an Annual Incentive Award or Severance Pay, that a Participant may defer at the Administrator’s discretion.
“Participant” means any Eligible Employee (i) who has elected to defer amounts under the Plan, (ii) who is eligible to receive a Retirement Benefit or (iii) whose compensation, or a portion thereof, was deferred as a Non-Elective Deferral.
“Plan” means SERP II.
“Plan Year” means a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.
“Related Company” means the Company and all persons with whom the Company would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control); provided that in applying Code sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code sections 1563(a)(1), (2), and (3), and in applying Treasury Regulations section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulations section 1.414(c)-2.
“Retirement” means Separation from Service, for reasons other than death, on or after attaining both 50 years of age and 10 years of Vesting Service.
“Retirement Benefit” means the benefit payable pursuant to Article 8.
“Retirement Plans” mean the Minnesota Power and Affiliated Companies Retirement Plan A and Minnesota Power and Affiliated Companies Retirement Plan B, as amended from time to time.
“Retirement Savings and Stock Ownership Plan” or “RSOP” means the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan, as amended from time to time.
“Salary” means the Participant’s earnings during a calendar year, before any reduction pursuant to Code sections 125, 132(f)(4), or 401(k) and this Plan. It does not include overtime compensation, if any, Bonuses, Annual Incentive Awards and Other Awards, expense reimbursements, allowances, commission payments, employer contributions or awards under this Plan or other employee benefit plans, imputed income (whether such imputed income is from vehicle use, life insurance premiums, or any other source) payments made pursuant to the Results Sharing Program, payment of stock options and performance shares under the Long Term Incentive Compensation Plan, and any other payments of a similar nature. In the case of a Participant who is employed jointly by the Company and an affiliated company (as defined in the RSOP), Salary as defined herein shall include amounts received from all such companies.

Exhibit 10(f)3

“Section 409A” means both section 409A of the Code and Treasury Regulations section 1.409A-1 et seq., as they both may be amended from time to time, and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.
“Separation from Service” means that the Participant terminates employment within the meaning of Treasury Regulations section 1.409A-1(h) and other applicable guidance with all Related Companies. Whether a termination of employment has occurred is determined under the facts and circumstances, and a termination of employment shall occur if all Related Companies and the Participant reasonably anticipate that no further services shall be performed after a certain date or that the level of bona fide services the Participant shall perform after such date (as an employee or an independent contractor) shall permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Related Companies if the Participant has been providing services to the Related Companies less than 36 months). A Participant shall not be considered to separate from service during a bona fide leave of absence for less than six (6) months or longer if the Participant retains a right to reemployment with any Related Company by contract or statute. With respect to disability leave, a Participant shall not be considered to separate from service for 29 months unless the Participant otherwise terminates employment or is terminated by all Related Companies. For purposes of determining whether a Separation from Service has occurred on account of a disability, a Participant shall be disabled if the Participant is suffering from any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his position or any substantially similar position, if such impairment can be expected to result in death or can be expected to last for a continuous period of 6 months.
“SERP II” means the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II, as amended from time to time.
“Severance Pay” means the cash payment(s) to a Participant payable in connection with his Separation from Service in accordance with the terms of a severance arrangement that is the subject of bona fide, arm’s length negotiations between a Related Company and the Participant at the time of the Separation from Service.
“Specified Year” means a calendar year during which a Participant has elected to receive a distribution of Elective Deferrals.
“Specified Employee” means an Employee who is subject to the six-month delay rule described in Code section 409A(2)(B)(i). The Board shall adopt guidelines for identifying Specified Employees in a manner consistent with Section 409A, and may amend the guidelines from time to time as permitted by Section 409A.
“Unforeseeable Emergency” means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant or the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code section 152, without regard to Code sections 152(b)(1), (b)(2), and (d)(1)(B)), (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrator.
“Valuation Date” means each day that the U.S. stock markets are open or such other dates as may be set by the Administrator from time to time.

Exhibit 10(f)3

“Vesting Service” shall have the meaning prescribed in the Retirement Plan A. Participants will continue to receive credit for Vesting Service after October 1, 2006. A Disabled Participant will receive credit for Vesting Service on account of any period after the commencement of the Disability during which the Participant is characterized as an active employee on the Related Company’s employment records.

Exhibit 10(f)3

IN WITNESS WHEREOF, ALLETE, Inc. has caused these presents to be signed by its duly authorized officers, effective as of January 1, 2015.

ALLETE, Inc.

By:	/s/ Alan R. Hodnik
Alan R. Hodnik
Its:	Chairman, President and Chief Executive Officer

ATTEST

By:	/s/ Deborah A. Amberg
Deborah A. Amberg
Its:	Senior Vice President, General Counsel and Secretary